UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                                (Amendment No. 1)


                                The Bancorp, Inc.
                                -----------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    05969A105
                                    ---------
                                 (CUSIP Number)


                                December 31, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                               --------------------
CUSIP No.  05969A105                    13G                 Page 2 of 6 Pages
-----------------------------                               --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Management, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             65,398
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            65,398
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           65,398
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           HC
---------- ---------------------------------------------------------------------

-----------------------------                               --------------------
CUSIP No.  05969A105                    13G                 Page 3 of 6 Pages
-----------------------------                               --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             65,398
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            65,398
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           65,398
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is filed with respect to the Common Stock of The Bancorp, Inc., a Delaware corporation, to amend the Schedule 13G filed on February 14, 2007 (as amended by this Amendment No. 1, the "Schedule 13G"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Item 4.        Ownership.

Item 4 is hereby amended as follows:

     Unless otherwise indicated, the percentages used herein are calculated based upon the 13,823,237 shares of Common Stock issued and outstanding as of November 5, 2007 as reported on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 9, 2007.

     As of February 13, 2008:

  A. Spencer Capital Management, LLC
     -------------------------------
     (a) Amount beneficially owned: 65,398
     (b) Percent of class: The Shares represent 0.5% of the 13,823,237 shares of Common Stock outstanding as of November 5, 2007, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 65,398
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 65,398

  B. Kenneth H. Shubin Stein, MD, CFA
     --------------------------------
     (a) Amount beneficially owned: 65,398
     (b) Percent of class: The Shares represent 0.5% of the 13,823,237 shares of Common Stock outstanding as of November 5, 2007, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 65,398
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 65,398

Item 5.        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10.       Certification.

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                         [Signatures on following page]

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2008



                                      SPENCER CAPITAL MANAGEMENT, LLC


                                      By:   /s/ Kenneth H. Shubin Stein, MD, CFA
                                            ------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title: Managing Member




                                      /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Kenneth H. Shubin Stein, MD, CFA







               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                       WITH RESPECT TO THE BANCORP, INC.]